UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 4, 2012 (August 30, 2012)

Ampal-American Israel Corporation
(Exact name of registrant as specified in its charter)

New York (State or other jurisdiction of incorporation)	0-538 (Commission File Number)	13-0435685 (IRS Employer Identification No.)
555 Madison Avenue New York, NY, USA (Address of principal executive offices)	10022 (Zip Code)
(866) 447-8636 (Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04.  Triggering Events that Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement

Direct Financial Obligations

As previously disclosed, on August 29, 2012, Ampal-American Israel Corporation (the “Company”) filed a voluntary petition for relief (the “Filing”) under Chapter 11 of Title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of New York (the “Court”), Case No. 12-13689.  Absent the protections provided by the Bankruptcy Code, the Filing could result in the termination of, or constitute an event of default under, the credit facility dated November 29, 2007 (the “Facility”), between Israel Discount Bank Ltd. (“IDB”) and Merhav-Ampal-Group, Ltd. (“MAG”), an indirect wholly-owned subsidiary of the Company.  The Filing could also result in the automatic and immediate acceleration of the indebtedness under the Facility.

The indebtedness under the Facility was originally divided into two equal loans of approximately $43.7 million.  Interest on both loans accrues at a floating rate equal to LIBOR plus 3% and is payable on a current basis.

MAG has been informed by IDB that a sum of approximately 67,745,000 New Israeli Shekels (equivalent to approximately $16.7 Million) held by MAG in an IDB bank account was set off by IDB on August 30, 2012.  IDB asserts in its notice that the set off is in accordance with a certain irrevocable written undertaking provided by MAG to IDB on December 31, 2007 (the “Undertaking”), to which the Company is a guarantor.  IDB claims that the Filing constitutes a breach of the Undertaking, which would allow IDB to set off all monies held by MAG at IDB, and would also allow IDB to accelerate MAG’s entire indebtedness under the Facility and to set it to immediate repayment.  IDB has not set the entire debt to immediate repayment, but noted that it retains any right it may have to do so, and also reserves its rights to do so in the future.

In light of IDB’s notice and actions, the Company and MAG currently are evaluating all of their options, including all of their possible legal actions.

Any efforts to enforce the Company’s payment obligations are automatically stayed as a result of the Filing.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMPAL-AMERICAN ISRAEL CORPORATION

Date: September 4, 2012	By:	/s/ Yoram Firon
Name: Yoram Firon
Title: Vice President - Investments and Corporate Affairs and Secretary

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